EXHIBIT 10.1

COMPLETE AND PERMANENT RELEASE AND RESIGNATION AGREEMENT

Aaron J. Pearce (“Employee”) and Brady Corporation (the “Company”) hereby enter into this Complete and Permanent Release and Resignation Agreement (the “Agreement”) to resolve all matters relating to Employee’s employment with, and resignation from, the Company. Employee and the Company hereby agree as follows:
1.Resignation.
Effective 12:01 a.m. on April 14, 2023 (the “Effective Date”), Employee hereby resigns from Employee’s position as Chief Financial Officer and Treasurer of the Company, and resigns from any other positions with the Company or any of its subsidiaries. Employee agrees to execute any documents reasonably requested by the Company to effectuate his resignation from any positions with the Company or its subsidiaries. From the Effective Date to April 28, 2023 (the “Separation Date”), Employee will remain employed by the Company serving as Special Advisor to the Company’s Chief Executive Officer (the “CEO”), and the Company will continue to pay Employee’s current base salary and fringe benefits through the Separation Date. During that time, Employee will be available to consult with respect to transition issues as requested by the CEO. As of the Effective Date, Employee shall no longer be entitled to receive any grants in connection with any equity plans or other annual or long-term incentive plans with the Company.
2.Retirement Plan; Equity Agreements; Welfare Plans.
All of Employee’s balances, including Company stock, within any Company retirement plan will be paid out in accordance with the provisions of each plan and Employee’s elections under such plans. Employee’s rights, as of the Separation Date, to Employee’s accrued but unpaid salary, vested retirement benefits, vested equity awards and benefits under any Company-provided welfare plans, are referred to herein as “Vested Benefits.”
3.Severance Benefits.
If Employee accepts and does not revoke this Agreement, the Company will pay or provide Employee with the following as severance benefits:
(a)Payment of Employee’s base salary for twelve (12) months following the Separation Date, which will be paid in accordance with the Company’s normal payroll practices;
(b)Payment of 100% of Employee’s annual target cash bonus for fiscal year 2023 (regardless of the level of achievement of performance), which will be paid on the Separation Date (or if later, the first pay date following the date this Agreement becomes effective);
(c)Healthcare benefits under COBRA in accordance with the Company’s healthcare plans and applicable law, with the first 12 months of COBRA premiums being charged to Employee at active employee rates and the remaining period of COBRA benefits will be at regular COBRA rates, subject to Employee’s timely election of COBRA;
(d)Full vesting upon the Separation Date (or if later, when this Agreement becomes effective) of Employee’s outstanding stock options and restricted stock units that were granted on September 30, 2020 and September 16, 2021. All vested outstanding stock options, as of the Separation Date, that were granted prior to September 17, 2021, shall retain their original expiration date as stated in their respective award agreements. All other equity awards, including all performance shares units, held by Employee that are not vested on the Separation Date shall be forfeited on such date; and
(e)Employee may retain his Company issued mobile phone and related phone number.
In the event that Employee resigns from his position prior to the Separation Date, it shall constitute a material breach of this Agreement, and the Company shall be entitled to seek all relief and recover all damages available to it under any legal theory, and for its damages the Company shall have, in addition to other allowable damages, the right to be relieved of any of its obligations set forth in this Section 3.
If Employee should die while any amounts are still payable to him pursuant to this Agreement, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s estate.
4.Adequate Consideration.
Employee acknowledges that the Company is under no pre-existing obligation to continue Employee’s employment (including the continuation of Employee’s current base salary) through the Separation Date, to provide the severance benefits described in Section 3, or to provide a release of claims, and that the right to such continued employment, severance benefits, and provision by the Company of the release set forth in Section 5 (collectively, the “Additional Benefits”), are all adequate consideration for Employee’s commitments in this Agreement, including the commitments described in Exhibit A. The parties agree that the foregoing, along with the Vested Benefits, constitute all of the payments and benefits to be provided to Employee under this Agreement, and that they are in full settlement of all payments and benefits, including but not limited to, claims for wages, vacation pay, sick pay, bonuses, commissions, relocation costs, severance payments, stock options, or any other compensation.
5.Mutual Release of All Claims.
In consideration of the Additional Benefits, and to the fullest extent allowed by law, Employee, for Employee, Employee’s spouse, heirs, successors and assigns, hereby releases and forever discharges the Company, its owners, parents, successors, subsidiaries, affiliates, directors, officers, employees and all other representatives, and the Company’s benefit plans and fiduciaries (collectively, the “Released Parties”), from any and all charges, claims, suits and expenses (including attorneys’ fees and costs), whether known or unknown, including, but not limited to, claims under the Fair Labor Standards Act and the Wisconsin Wage Payment and Collection Law; federal, state and local fair employment law(s); the Wisconsin Fair Employment Act; Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Equal Pay Act; the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; state or federal family and/or medical leave acts including, but not limited to, the Family and Medical Leave Act and the Wisconsin Family and Medical Leave Act; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Employee Retirement Income Security Act of 1974, as amended; the Occupational Safety and Health Act; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act; the Occupational Safety and Health Act; federal, state, and local whistleblower laws (to the extent permitted by law); any laws that provide for the payment of attorneys’ fees, costs, expenses or punitive, exemplary or statutory damages; the common law of Wisconsin; and any other federal, state or local laws, ordinances, or regulations of any kind, whether statutory or decisional. This release also includes, but is not limited to, a release of any claims for wrongful termination, tort, breach of contract, defamation, misrepresentation, violation of public policy, infliction of emotional distress, or invasion of privacy claims. This release also includes a release of any claims arising out of any Company policy, practice, program, contract, or agreement, but does not include a release of any claims for State Unemployment Compensation or Workers Compensation.
This release includes any and all matters in connection with or relating in any way to Employee’s employment with the Company and Employee’s resignation from the Company, provided, however, that nothing herein shall release, diminish, or otherwise affect Employee’s Vested Benefits. Notwithstanding the foregoing, this release excludes any claims: (a) arising after the execution of this Agreement; (b) to enforce the terms of this Agreement; or (c) for rights to indemnification Employee may have pursuant to the Company’s Bylaws, Articles of Incorporation or applicable laws.
Employee further agrees not to file, pursue or participate in any lawsuits against any of the Released Parties with respect to any matter arising out of or in connection with Employee’s employment with the Company or the termination of that employment (other than pursuing a claim for any Unemployment Compensation benefits to which Employee may be entitled).
The Company, on behalf of its owners, parents, successors, subsidiaries, affiliates, directors, officers, employees and all other representatives, hereby releases and forever discharges Employee from any and all charges, claims, suits and expenses (including attorneys’ fees and costs) within the actual knowledge of the Board of Directors as of the date hereof which it ever had or may presently have against Employee from the beginning of time up to and including the date of Employee’s execution of this Agreement. Notwithstanding the foregoing, this release excludes any claims: (a) arising after the execution of this Agreement; (b) to enforce the terms of this Agreement; or (c) to enforce any of the Company’s rights under any Company clawback policy in effect as of the date hereof or that becomes applicable to Employee hereafter to the extent required by law or the listing standards of the exchange on which the Company’s shares are listed.
6.Non-Admission.
Employee and the Company agree that this Agreement shall not constitute an admission by the Company that it has acted wrongfully with respect to Employee or that it has discriminated against Employee or against any other individual.
7.Confidential Agreement.
Employee hereby agrees to keep the terms of this Agreement confidential, and Employee agrees that Employee shall neither directly nor indirectly disclose the terms of this Agreement to any other person or entity except to Employee’s attorneys, tax preparers or financial advisors, and immediate family members, but only on the condition that they agree to abide by the terms of this confidentiality clause, unless compelled by law or until such time as it has been publicly disclosed by the Company.
8.Existing Obligations; Return of Confidential Information.
This Agreement does not amend any of Employee’s existing obligations which, shall continue in full force and effect after the Separation Date in accordance with their terms. Employee agrees to use Employee’s best efforts to return or delete any Company confidential information in Employee’s possession or control promptly following the Separation Date and that if Employee discovers any such information after the Separation Date, Employee agrees to either return it to the Company or to delete it.
9.Covenants; Effect of Breach.
In consideration of the Additional Benefits, Employee agrees to comply with the provisions set forth in the “Employee Covenants Agreement” attached hereto as Exhibit A.
EMPLOYEE HAS READ EXHIBIT A IN ITS ENTIRETY AND AGREES THAT THE ADDITIONAL BENEFITS PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE RESTRICTIONS ON HIS ACTIVITIES SET FORTH IN EXHIBIT A ARE LIKEWISE FAIR AND REASONABLE.
In the event of a breach or threatened breach by Employee of any of the provisions of Exhibit A, Employee acknowledges and agrees that the Company will be irreparably harmed and that the Company shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction. The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages, and other available forms of relief.
Further, Employee expressly understands and agrees that any breach of his obligations in Section 8 or Exhibit A shall constitute a material breach of this Agreement, and in addition to all other rights and remedies that the Company may have, the Company shall be entitled to recover the value of the amounts paid or benefits provided hereunder as of the time of such breach, as well as the right to cease making further payments or provide further benefits pursuant to this Agreement.
10.Section 409A.
The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, if at the Separation Date Employee is a specified employee as defined in Section 409A and any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six (6) months following the separation from service.
11.Entire Agreement; Severability; Waiver; Governing Law.
This Agreement, including Exhibit A, sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between Employee and the Company with respect to the matters addressed herein. If any portion of this Agreement or Exhibit A is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable. Specifically, the parties agree that a court of competent jurisdiction is expressly authorized to modify overbroad provisions so as to make them enforceable to the maximum extent permitted by law and is further authorized to strike whole provisions that cannot be so modified.
No waiver by either party of any breach of any condition or provision of this Agreement, including Exhibit A, to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party in exercising any right, power, or privilege under this Agreement, including Exhibit A, operate as a waiver to preclude any other or further exercise of any right, power, or privilege.
This Agreement, including Exhibit A, shall be governed and construed in accordance with the laws of the State of Wisconsin, without reference to conflict of law principles thereof, and shall be binding upon the parties hereto and their respective successors and assigns. Any action or proceeding by either party regarding this Agreement, including Exhibit A, shall be brought only in the state or federal courts located in the State of Wisconsin, County of Milwaukee. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
12.Employee Rights.
EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS HEREBY ADVISED TO SEEK LEGAL COUNSEL BEFORE SIGNING THIS AGREEMENT, THAT EMPLOYEE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT, THAT UPON EMPLOYEE’S ACCEPTANCE EMPLOYEE HAS SEVEN (7) DAYS TO REVOKE EMPLOYEE’S ACCEPTANCE, AND THAT THIS AGREEMENT WILL NOT BECOME EFFECTIVE UNTIL THAT SEVEN (7) DAY PERIOD HAS EXPIRED. TO REVOKE ACCEPTANCE, EMPLOYEE MUST PROVIDE WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S GENERAL COUNSEL. EMPLOYEE AGREES THAT EMPLOYEE HAS READ, UNDERSTANDS AND VOLUNTARILY ACCEPTS THE TERMS OF THIS AGREEMENT.

[signature page follows]

April 13, 2023	/s/ AARON J. PEARCE
Date	Aaron J. Pearce

BRADY CORPORATION

April 13, 2023	/s/ RUSSELL R. SHALLER
Date	Russell R. Shaller
President and Chief Executive Officer

EXHIBIT A
Employee Covenants Agreement
For purposes hereof, the term “Employer” refers to Brady Corporation, or its employing subsidiary, affiliate, or parent, and the Employer and Employee are collectively referred to as the “Parties”. Other capitalized terms used, but not defined, herein shall have the meanings given in the Complete and Permanent Release and Resignation Agreement in effect between the Parties (the “Agreement”), of which this Exhibit A forms a part.
1.Non-Disclosure of Confidential Information. “Confidential Information” refers to proprietary information belonging to the Employer that is not generally known in the industry or by the public, the disclosure of which could be harmful to the Employer. It includes, but is not limited to, proprietary production information, technical information, merchandizing information, software (source code and object code), marketing plans, pricing plans and strategies, business plans and strategies, unpublished financial information, financial projections and forecasts, research and development, production methods and techniques, pricing and costs, policies, procedures, practices, customer information, supplier information, vendor information, and product specifications. Confidential Information includes information created by Employee in performing Employee’s duties for Employer. Confidential Information does not include information which: (i) is already available to the public without wrongful act or breach by Employee; (ii) becomes available to the public through no fault of Employee; or (iii) is required to be disclosed pursuant to a court order or order of government authority, provided that Employee promptly notifies Employer of such request so Employer may seek a protective order.
For a two (2)-year period after the Separation Date, Employee shall not use or disclose Confidential Information. This two (2)-year temporal limit shall not apply to Confidential Information that constitutes a trade secret under applicable law. Employee shall not use or disclose Confidential Information constituting a trade secret for so long as such information constitutes a trade secret.
2.Post-Employment Customer Non-Solicitation Agreement. For two (2) years following the Separation Date, Employee will not contact—or assist others in contacting—current customers with whom Employee had significant business contact during the last year of Employee’s employment with Employer, for the purpose of selling or providing products or services competitive with those offered by Employer (“Competitive Products”). If Employee’s work for Employer during Employee’s last year of employment was limited to particular products or services, then the term “Competitive Products” shall be limited to products or services competitive with those products or services.
3.Post-Employment Non-Solicitation Agreement Based Upon Customer Knowledge. For two (2) years following the Separation Date, Employee will not contact—or assist others in contacting—current customers (a) about whom Employee possesses Confidential Information or (b) for whom Employee supervised others in serving during the last year of Employee’s employment with Employer, for the purpose of selling or providing products or services competitive with those offered by Employer (“Competitive Products”). If Employee’s work for Employer during Employee’s last year of employment was limited to particular products or services, then the term “Competitive Products” shall be limited to products or services competitive with those products or services.
4.Post-Employment Non-Compete Agreement. For two (2) years following the Separation Date, Employee will not, within the United States, provide services similar to those Employee provided to Employer during the last year of Employee’s employment with Employer to a competitor of Employer or to a person or entity planning to compete with Employer.
5.Post-Employment Restriction on Working With Competitive Products. For two (2) years following the Separation Date, Employee will not, within the United States and for a competitor of Employer (or to a person or entity planning to compete with Employer), work in the development, design, modification, improvement, or creation of products or services competitive with any products or services with which Employee was involved in the development, design, modification, improvement or creation for Employer during the last two (2) years of Employee’s employment.
6.Post-Employment Restriction on Position Likely to Use Confidential Information. For two (2) years following the Separation Date, Employee will not, within the United States, work in a position that would likely require the application of, disclosure of, reliance on, or use of Employer’s Confidential Information for a competitor of Employer or to a person or entity planning to compete with Employer.
7.Post-Employment Restriction on Advising Investors. For two (2) years following the Separation Date, Employee will not advise a private equity firm or other investor regarding buying, investing in, or divesting from Employer or any of its competitors.
8.Post-Employment Restriction on Soliciting Employees. For two (2) years following the Separation Date, Employee will not solicit Key Employees (as defined below) of Employer to work for or otherwise provide services similar to those the Key Employee provided to Employer during the last year of their employment with Employer to a competitor of Employer or to a person or entity planning to compete with Employer. This restriction shall only prohibit any such Key Employee from providing the above-referenced services in the same geographic area to which the Key Employee was assigned to or responsible for during their last year of employment with Employer or, if no such geographic area exists, then in the United States (the Parties’ acknowledging that Employer’s business is global in nature and that such a restriction is reasonable). “Key Employees” are employees whom Employee supervised, who supervised Employee, or with whom Employee regularly worked during Employee’s last year of employment with Employer and who work for or serve Employer as an engineer, manager, executive, sales employee, professional, or director.
9.Non-Disparagement and Social Media. Employee agrees not to disparage Employer or any of its officers, directors, or employees on social media, on any public platform, or to persons external to Employer when such comments have the potential to harm Employer (i.e., making disparaging comments about Employer or any of its employees to distributors, customers, suppliers, etc.). Employee also agrees that upon the Separation Date, Employee shall immediately update all of Employee’s social media profiles so that they no longer indicate a current affiliation between Employee and Employer.
10.Inventions and Work Product. Employee agrees to disclose in writing to Employer promptly and fully, no later than the Separation Date, all inventions, improvements, designs, developments, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets that Employee made, conceived, or created, either alone or jointly with others, during the period of Employee’s employment, whether or not reduced to tangible form or first reduced to practice in the course of Employee’s employment, that result from or are suggested by any work that Employee may have performed for Employer, that resulted from information derived from Employer or its employees, products, or services, that were developed using equipment, supplies, facilities, or trade secrets of Employer, that resulted from work performed by Employee for Employer, or that related to Employer’s business, whether or not such Inventions are patentable, copyrightable, or protectable as trade secrets (the “Inventions”). Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s employment are “works for hire” under the Copyright Act and that Employer will be considered the author and owner of such copyrightable works. Employee agrees that all Inventions, patents, patent applications, copyrights, mask works, trade secrets, and other intellectual property rights, including but not limited to rights in database and copyrightable works prepared by Employee (including and all “Moral Rights” as existing under judicial or statutory law of any country or subdivision thereof in the world) (collectively the “Assigned Intellectual Property”) are to be the sole and exclusive property of Employer and Employee hereby irrevocably assigns to Employer all right, title, and interest around the world in and to the Assigned Intellectual Property, including any royalty rights or rights to other consideration in connection with the Assigned Intellectual Property. Employee agrees to assist Employer and its nominees after the Separation Date, as they may reasonably require (at Employer’s or its nominee’s reasonable expense) to obtain for Employer or its nominee’s benefit and enforce the Assigned Intellectual Property. “Assigned Intellectual Property” does not include inventions for which no equipment, supplies, facilities, or trade secret information of Employer was used and which were developed entirely on Employee’s own time, unless the invention relates directly to the business of Employer (or actual demonstrably anticipated research or development of Employer) or the invention results from any work Employee performed for Employer.

11.Notice of Immunity. In accordance with the Defend Trade Secrets Act, Employee is hereby advised:
An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
12.Other Laws. This Exhibit A is not intended to restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement. To the extent any portion of this Exhibit A does so, this Exhibit A shall be modified so as to not infringe Employee’s rights. Further, this Exhibit A is not intended to restrict or impede Employee from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Employee shall promptly provide written notice of any such order to a member of Employer’s legal group.
13.Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS EXHIBIT A AND THE PARTIES’ RELATIONSHIP GENERALLY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) IT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND (C) IT HAS BEEN INDUCED TO ENTER INTO THIS EXHIBIT A BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.